==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------

                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): February 16, 2006


                           J. C. PENNEY COMPANY, INC.
             (Exact name of registrant as specified in its charter)


   Delaware                            1-15274                      26-0037077
(State or other jurisdiction      (Commission File No.)       (I.R.S. Employer
    of incorporation )                                      Identification No.)


6501 Legacy Drive
Plano, Texas                                                        75024-3698
(Address of principal executive offices)                            (Zip code)


Registrant's telephone number, including area code:  (972) 431-1000


=============================================================================
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications  pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02         Results of Operations and Financial Condition.

     J. C. Penney Company, Inc. issued a news release on February 16, 2006, announcing its fourth quarter results of operations and financial condition. This information is attached as Exhibit 99.1.

     The news release referred to above contains the non-GAAP financial measure of free cash flow. Although it is not a generally accepted accounting principle
(GAAP) measure, it is derived from components of the Company's consolidated GAAP cash flow statement. Free cash flow from continuing operations is defined as cash provided by operating activities less dividends and capital expenditures, net of proceeds from the sale of assets.

     Although free cash flow is a non-GAAP financial measure, management believes it is important in evaluating the Company's financial performance and measuring the ability to generate cash without incurring additional external financing. Positive free cash flow generated by a company indicates the amount of cash available for reinvestment in the business, or cash that can be returned to investors through increased dividends, stock repurchase programs, debt retirements, or a combination of these. Conversely, negative free cash flow indicates the amount of cash that must be raised from investors through new debt or equity issues, reduction in available cash balances or a combination of these. Based on the seasonality of the Company's business, cumulative free cash flow generally runs negative for the first nine months of the year and turns positive in the fourth quarter. Free cash flow should be considered in addition to, rather than as a substitute for, cash provided by operating activities. The Company's calculation of free cash flow may differ from that used by other companies and therefore comparability may be limited.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       J. C. PENNEY COMPANY, INC.



                                       By:  /s/ Robert B. Cavanaugh
                                          -------------------------------------
                                              Robert B. Cavanaugh
                                              Executive Vice President,
                                              Chief Financial Officer




Date:  February 23, 2006

                                  EXHIBIT INDEX

Exhibit Number                    Description

99.1                             J. C. Penney Company, Inc.
                                 News Release issued February 16, 2006

                                                                    Exhibit 99.1










            JCPENNEY OPERATING PROFIT INCREASES 22.5 PERCENT IN 2005

      Board of Directors Approves New $750 Million Common Stock Repurchase
         Program and Plan to Increase Annualized Dividend by 44 Percent

            First Year of Long Range Plan Validates Vision for Growth


2005 Results Summary

o Operating profit increased 14.5 percent in the fourth quarter and 22.5 percent for the year
o Income from continuing operations increased 38.9 percent for the quarter, and 48.7 percent for the year
o Earnings per share from continuing operations increased 68.4 percent for the quarter and 74.1 percent for the year
o    Positive  free cash flow  exceeds  $700  million
o    Opened 18 new stores in 2005, the most in eight years
o    Sales for jcp.com surpass $1 billion


PLANO, Texas, Feb. 16, 2006 -- J. C. Penney Company, Inc. (NYSE: JCP) reported fourth quarter and full year income from continuing operations that were significantly ahead of 2004 levels. Income from continuing operations continued to benefit from substantial improvement in core operating results coupled with the effects of the company's recently completed capital structure repositioning program. Earnings per share from continuing operations for the fourth quarter and full year were $1.92 per share and $3.83 per share, respectively, and included $0.21 per share and $0.20 per share, respectively, from the effects of a previously disclosed one-time tax benefit. Net income in the fourth quarter, including discontinued operations, increased to $2.34 per share.

"Our performance in 2005 demonstrates the progress we are making in executing JCPenney's Long Range Plan objective to achieve leadership in the retail sector," said Myron E. (Mike) Ullman, III, chairman and chief executive officer. "In 2005, we continued to produce sustained growth in quarterly and annual sales and operating profit. In addition, our growth initiatives and our capital structure repositioning program combined to generate superior EPS growth. Based on these results, our board of directors has demonstrated their confidence in the company's longer term prospects by authorizing a new $750 million common stock repurchase program and approving a plan to increase the dividend by 44 percent."

Ullman added, "Over the past year, we have made substantial improvements in our merchandise assortments and taken actions to make JCPenney an easy and exciting place to shop. We will celebrate this with the launch next month of the largest branding campaign in the company's history. This campaign will include the opening of the JCPenney Experience virtual store in New York City's Times Square and our exclusive retail sponsorship of the Academy Awards.

"As we look ahead, we recognize that there may be short-term disruptions caused by industry consolidation and that our customer continues to be faced with issues such as high energy prices and changes to consumer credit payment terms. Nevertheless, we are focused on each of the initiatives in our Long Range Plan and capitalizing on the many opportunities that lie before us."

Growth Initiatives
-------------------

During 2005, the company launched its 2005 to 2009 Long Range Plan, identifying four key strategies: 1) making an emotional connection with the customer, 2) making JCPenney an easy and exciting place to shop, 3) making JCPenney a great place to work, and 4) becoming a leader in performance and execution. In support of the Long Range Plan, the company introduced lifestyle merchandising, which led to the launch of several new private and exclusive brands, including nicole by Nicole Miller, W - Work to Weekend, nick(it), a.n.a, Solitude, Studio, and Miss Bisou, and the expansion of Chris Madden for the JCPenney Home Collection. In 2005, the company opened the most new stores in one year since 1997, opening 18 stores, the majority of which were in the successful off-mall format. In addition, the company launched the rollout of a new POS system that reduces transaction time and will provide Internet connectivity to over 35,000 POS devices to enhance the customer shopping experience. During 2005, more than 430 stores were converted to the new technology, with the remaining stores scheduled for conversion in 2006.

Operating Performance
---------------------

Fourth quarter total department store sales increased 4.2 percent and comparable department store sales increased 2.6 percent. Sales were generally positive throughout the store with the best regional performance in the southeastern and western regions of the country. During the quarter, Direct (catalog/Internet) sales increased 3.7 percent, with sales for www.jcp.com increasing approximately 22 percent. For the full year, Internet sales increased nearly 28 percent and, as previously announced, surpassed the $1 billion mark. Total net sales for the fourth quarter were $6.2 billion.


On a FIFO basis, gross margin increased about 20 basis points. Gross margin for the quarter was down slightly on a LIFO basis, at 37.0 percent of sales, due to a reduction in this year's LIFO adjustment versus last year. In 2005, LIFO generated a credit of about $1 million compared with an $18 million credit last year. SG&A expenses were well managed during the quarter and improved by 110 basis points, to 26.4 percent of sales. SG&A expenses benefited principally from changes in our previously announced store staffing model, more effective use of advertising and efficiencies in the Direct channel.

Fourth quarter operating profit was $655 million, a 14.5 percent increase from last year's $572 million. As a percent of sales, operating profit increased 100 basis points to 10.6 percent of sales from 9.6 percent of sales last year.

For the full year, operating profit increased 22.5 percent to $1,577 million on approximately $18.8 billion in net sales. Income from continuing operations increased 48.7 percent to $977 million, and earnings per share from continuing operations increased 74.1 percent to $3.83 per share. Net income, which includes discontinued operations, was $1,088 million, or $4.26 per share.

Other Charges and Credits
---------------------------

Net interest expense was $39 million in the quarter and continues to benefit from rising short-term interest rates on the company's cash investments. In addition, the company recognized $13 million of income from real estate and other, principally related to ongoing real estate operations and gains on the sale of properties. In last year's fourth quarter, real estate and other was a charge of $25 million, including costs associated with the company's senior management transition.

As previously reported, taxes for continuing operations benefited principally from the elimination of state tax valuation allowances as a result of the company's ability to utilize the related net operating loss tax assets. This reduced the effective income tax rate and increased earnings per share from continuing operations by $0.21 per share in the fourth quarter.


Discontinued Operations
-----------------------

Discontinued operations in this year's fourth quarter consists principally of positive tax adjustments resulting from the resolution of certain tax matters related to the company's former Eckerd drugstore operations, which the company sold in 2004.

Cash Flow and Financial Condition
-----------------------------------

Free cash flow (cash provided by operating activities less dividends and capital expenditures, net of proceeds from the sale of assets) for the year totaled approximately $700 million, representing the sixth consecutive year of positive free cash flow and exceeding the most recent guidance. Capital expenditures were $535 million for the year. As of Jan. 28, 2006, the company had cash investments of $3 billion and long-term debt totaled $3.5 billion.



Common Stock Repurchase Program and Dividends
----------------------------------------------

During 2005, the company completed its previously authorized capital structure repositioning program with the repurchase of $2.2 billion of common stock and $400 million of long-term debt retirements. Consistent with the company's long-term financial strategy, the company's board of directors has authorized a new $750 million common stock repurchase program, which is expected to be completed by the end of fiscal 2006. In addition, the board has approved a dividend plan that provides for a 44 percent increase in the annualized common stock dividend, to $0.72 per share, beginning with the quarterly dividend that the company expects to pay in May.

2006 Guidance
--------------

The following first quarter and full-year guidance is based on management's current expectations for fiscal 2006, which is a 53 week year:

o    Comparable store sales: up low-single digits
o    Direct sales: up low- to mid-single digits
o Operating profit rate: modest improvement year over year, with contributions from both gross margin and SG&A expenses.
o Interest expense: approximately $40 to $45 million per quarter, $170 million for the year
o Income tax rate: effective quarterly rate of 38.6 percent, with potential tax credits beyond the first quarter that are expected to result in a full year rate of approximately 37 percent
o Earnings per share: full year earnings between $4.14 to $4.24 per share, with first quarter earnings in the area of $0.80 per share
o Average diluted shares: approximately 236 million average diluted shares of common stock in the first quarter and 233 million shares for the full year (including about 3 million common stock equivalents)
o    Capital expenditures: approximately $800 million
o New stores: expect to open about 27 new stores, with the majority being off-mall locations; majority of store openings are expected to occur in the second half of the year, with approximately 1 percent net square footage growth for the year
o    Free cash flow: approximately $200 million


Conference Call/Webcast Details
--------------------------------

Senior management will host a live conference call and real-time webcast today, Feb. 16, 2006, beginning at 9:30 a.m. ET. Access to the conference call is open to the press and general public in a listen only mode. To access the conference call, please dial 973-935-2035 and reference the JCPenney Quarterly Earnings Conference Call. The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing 973-341-3080, pin code 5717203. The live webcast may be accessed via JCPenney's Investor Relations page at www.jcpenney.net, or on www.streetevents.com (for members) and www.earnings.com (for media and individual investors). Replays of the webcast will be available for up to 90 days after the event.

For further information, contact:

Investor Relations
------------------
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Ed Merritt; (972) 431-8167; emerritt@jcpenney.com

Media Relations
---------------
Darcie Brossart; (972) 431-3400; dbrossar@jcpenney.com
Quinton Crenshaw; (972) 431-3400; qcrensha@jcpenney.com


About JCPenney
--------------

J. C. Penney Corporation, Inc., the wholly owned operating subsidiary of J. C. Penney Company, Inc., is one of America's largest department store, catalog, and e-commerce retailers, employing approximately 150,000 associates. As of Jan. 28, 2006, J. C. Penney Corporation, Inc. operated 1,019 JCPenney department stores throughout the United States and Puerto Rico. JCPenney is the nation's largest catalog merchant of general merchandise, and jcp.com is one of the largest apparel and home furnishings sites on the Internet. JCPenney refers to the Internet/catalog business as Direct.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the company's actual results to be materially different from planned or expected results.Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, including the price and availability of oil and natural gas, impact of changes in consumer credit payment terms, changes in management, retail industry consolidations, acts of terrorism or war, and government activity. Please refer to the company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date. In addition, non-GAAP terms referenced, such as EBITDA and free cash flow, are defined and presented in the company's 2004 annual report on Form 10-K.

                                      # # #

                           J. C. PENNEY COMPANY, INC.
                          SUMMARY OF OPERATING RESULTS
                                   (Unaudited)
                   (Amounts in millions except per share data)

                                                             13 weeks ended                            52 weeks ended
                                                        ----------------------                     ----------------------
                                                           Jan. 28,      Jan. 29,     %Inc.        Jan. 28,    Jan. 29,    % Inc.
                                                              2006          2005      (Dec.)          2006        2005      (Dec.)
SALES INCREASES:
----------------
Comparable department stores                                   2.6%          2.8%                      2.9%        4.9%
Direct (Catalog/Internet)                                      3.7%          3.9%                      3.6%        3.3%

STATEMENTS OF OPERATIONS:
-------------------------
Total net sales                                            $ 6,203       $ 5,955        4.2%      $ 18,781    $ 18,096        3.8%
Gross margin                                                 2,292         2,207        3.9%         7,376       6,989        5.5%
Selling, general and administrative
   (SG&A) expenses                                           1,637         1,635        0.1%         5,799       5,702        1.7%
                                                             -------       -------                  -------      -------
Operating profit                                               655           572       14.5%         1,577       1,287       22.5%
Net interest expense                                            39            53      (26.4)%          169         223      (24.2)%
Bond premiums and unamortized costs                              -             -        N/A             18          47        N/A
Real estate and other (income)/expense                         (13)           25        N/A            (54)         12        N/A
                                                             -------       -------                   -------     -------
Income from continuing operations
   before income taxes                                         629           494       27.3%         1,444       1,005       43.7%
Income tax expense                                             179           170        5.3%           467         348       34.2%
                                                             -------       -------                   -------     -------
Income from continuing operations                          $   450       $   324       38.9%         $ 977    $    657       48.7%
Discontinued operations, net of income tax
    (benefit) of $(95), $(2), $(67) and $(178)                 101             9        N/A            111        (133)       N/A
                                                             -------       -------                   -------     -------
Net income                                                 $   551       $   333       65.5%      $  1,088    $    524      100.0% +
                                                             =======       =======                  ========    ========
Earnings per share from continuing
   operations - diluted                                    $  1.92       $  1.14       68.4%      $   3.83    $   2.20       74.1%
Earnings per share - diluted                               $  2.34       $  1.17      100.0%      $   4.26    $   1.76      100.0% +

FINANCIAL DATA:
--------------
Ratios as a % of sales:
      Gross margin                                            37.0%         37.1%                     39.3%       38.6%
      SG&A expenses                                           26.4%         27.5%                     30.9%       31.5%
      Operating profit                                        10.6%          9.6%                      8.4%        7.1%

LIFO credit                                                    $ 1          $ 18                       $ 1    $     18
Depreciation and amortization                                  101           102                       372         359
Effective income tax rate for continuing operations           28.5%         34.4%                     32.3%       34.6%

COMMON SHARES DATA:
------------------
Outstanding shares at end of period                          232.9         271.4                     232.9       271.4
Average shares outstanding (basic shares)                    232.4         278.2                     252.8       279.4
Average shares used for diluted EPS                          234.9         284.9                     255.4       306.8
Shares repurchased                                             0.2          22.5                      44.2        50.1
Total cost of shares repurchased                           $    13       $   912                  $  2,201    $  1,952

                           J. C. PENNEY COMPANY, INC.
               SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                              (Amounts in millions)


                                                                         Jan. 28,                     Jan. 29,
                                                                            2006                        2005
                                                                          -------                      -------
SUMMARY BALANCE SHEETS:
------------------------
Cash and short-term investments                                          $  3,016                    $  4,649
Merchandise inventory (net of LIFO reserves of $24 and $25)                 3,210                       3,142
Other current assets                                                          476                         441
Property and equipment, net                                                 3,748                       3,575
Other assets                                                                2,011                       2,011
Assets of discontinued operations                                               -                         309
                                                                          -------                      -------
      Total assets                                                       $ 12,461                    $ 14,127
                                                                          =======                      =======
Accounts payable and accrued expenses                                    $  2,733                    $  2,770
Current maturities of long-term debt                                           16                         459
Current income taxes, payable and deferred                                      8                          68
Long-term debt                                                              3,449                       3,464
Long-term deferred taxes                                                    1,287                       1,319
Other liabilities                                                             961                       1,042
Liabilities of discontinued operations                                          -                         149
                                                                          -------                      -------
      Total liabilities                                                     8,454                       9,271
Stockholders' equity                                                        4,007                       4,856
                                                                          -------                      -------
      Total liabilities and stockholders' equity                         $ 12,461                    $ 14,127
                                                                          =======                      =======

                                                                                   52 weeks ended
                                                                         -------------------------------------
                                                                         Jan. 28,                     Jan. 29,
                                                                             2006                         2005
                                                                          -------                      -------
SUMMARY STATEMENTS OF CASH FLOWS:
Net cash provided by/(used in):
      Total operating activities                                         $  1,337 *                  $  1,111 (1)*
      Investing activities
         Capital expenditures                                                (535)*                      (398)*
         Proceeds from sale of assets                                          31 *                        34 *
         Proceeds from the sale of discontinued operations                    283                       4,666
                                                                          -------                      -------
      Total investing activities                                             (221)                      4,302
                                                                          -------                      -------
      Financing activities
         Change in debt                                                      (474)                       (856)
         Stock repurchase program                                          (2,252)                     (1,901)
         Other changes in stock                                               205                         247
         Dividends paid, preferred and common                                (131)*                      (150)*
                                                                          -------                      -------
      Total financing activities                                           (2,652)                     (2,660)
                                                                          -------                      -------
Cash (paid for) discontinued operations                                       (97)                     (1,068)
                                                                          -------                      -------
Net (decrease)/increase in cash and short-term investments                 (1,633)                      1,685
Cash and short-term investments at beginning of period                      4,649                       2,964
                                                                          -------                      -------
Cash and short-term investments at end of period                         $  3,016                    $  4,649
                                                                          =======                      =======

(1)   Includes a voluntary $300 million, or $190 million after tax, contribution to the Company's pension plan.

*  Component  of free cash  flow,  a non-GAAP  measure.  Free cash flow was $702 million  and  $597  million
   for  the  52  weeks  ended   1/28/06  and  1/29/05, respectively.

                                       2